Exhibit 10.1

FIFTH LEASE MODIFICATION AGREEMENT
THIS FIFTH LEASE MODIFICATION AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as defined below), by and between COLUMBIA TECH CENTER, L.L.C., a Washington limited liability company ("Landlord"), and NAUTILUS, INC., a Washington corporation ("Tenant").
RECITALS
A.Landlord and Tenant entered into that certain Lease dated as of June 30, 2009 (the "Original Lease") (as modified by letter from Andrew R. Jones of Landlord to Tenant dated January 21, 2010 ("Letter"), First Lease Modification Agreement dated January 29, 2010 ("First LMA"), Second Lease Modification Agreement dated February 22, 2010 ("Second LMA"), Third Lease Modification Agreement dated October 25, 2010 ("Third LMA"), and Fourth Lease Modification Agreement dated April 28, 2011 ("Fourth LMA") (the Original Lease, Letter, First LMA, Second LMA, Third LMA and Fourth LMA are hereinafter collectively referred to as the "Lease") for certain premises located in that three (3) level building known as "Columbia Center at Columbia Tech Center" (the "Building") at the address commonly known as 16400 SE Nautilus Drive, Vancouver, Washington 98683, which premises are more particularly described in the Lease and defined therein as the "Premises."
B.The Lease Term expires on July 31, 2014. Tenant has the option to renew the Lease Term for one (1) period of five (5) years pursuant to Paragraph 26.1 of the Original Lease.
C.Pursuant to the Second LMA, the First Additional Space consisting of approximately 1,814 usable square feet located on Level 1 of the Building became part of the Premises under the Lease. Pursuant to the Third LMA, the Second Additional Space consisting of approximately 7,803 usable square feet located on Level 1 of the Building became part of the Premises under the Lease. Also pursuant to the Third LMA, the Relinquished Space consisting of approximately 1,100 usable square feet located on Level 1 of the Building was relinquished and is no longer a part of the Premises. The Premises now consist of approximately 101,616 usable square feet of space on Levels 1, 2 and 3 of the Building.
D.Landlord and Tenant are currently negotiating a new lease (the "New Lease") for a building to be constructed consisting of approximately 51,833 square feet and to be known as Building 651 of Columbia Tech Center (the "Park") located at the corner of SE 177th Avenue and SE 6th Way, Vancouver, Washington 98683, as more particularly shown on Exhibit A attached hereto and incorporated herein (the "Relocation Premises"). In connection with its move to the Relocation Premises, Landlord and Tenant have agreed that Tenant will relinquish certain portions of the Premises in phases (as outlined in Recitals E, F and G below), subject to the terms and conditions set forth in this Agreement.
E.Tenant shall initially relinquish space consisting of (i) the 1,157 usable square foot space on Level 2 of the Building shown as single hatched on Exhibit B-1 attached hereto and incorporated herein and (ii) the 24,625 usable square foot space on Level 3 of the Building shown as single hatched on Exhibit B-2 attached hereto and incorporated herein (together, the "Second Relinquished Space").
F.From the Second Relinquished Space Surrender Date (defined below) until the Remaining Level 3 Premises Surrender Date (defined below), Tenant shall occupy approximately 27,848 usable square feet on Level 1 of the Building as more particularly shown as single hatched on Exhibit B-3 attached hereto and incorporated herein (the "Remaining Level 1 Premises") and approximately 46,555 usable square feet on Level 3 of the Building as more particularly shown as single hatched on Exhibit B-4 attached hereto and incorporated herein (the "Remaining Level 3 Premises").

G.On the Anticipated Move Date (defined below), Tenant will relinquish the Remaining Level 3 Premises. Thereafter and continuing until the Expiration Date of the Lease, the Premises under the Lease shall consist of the Remaining Level 1 Premises, provided however, that Landlord shall have the option to recapture the Data Center (defined below) and Tenant shall have the option to terminate the Lease as to the Data Center, as more particularly set forth below.
H.Accordingly, Landlord and Tenant desire to modify the Lease as more particularly set forth below.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and of the mutual agreement of the parties hereto to the terms and conditions hereinafter contained, Landlord and Tenant agree as follows:

1.	Effective Date; Incorporation; Capitalized Terms.
Notwithstanding any provisions to the contrary contained herein, the provisions of this Agreement shall be effective on that date as of which both Landlord and Tenant have executed this Agreement as shown next to the respective signatures below (the "Effective Date"). The provisions of the Recitals set forth above are hereby incorporated into the body of this Agreement. Capitalized terms used in this Agreement and not defined shall be deemed to have the same meaning ascribed to them in the Lease.

2.	Parking.
1.Parking as of Effective Date. As of the Effective Date of this Agreement, and subject to Paragraphs 2.2 and 2.3 below, Section 2 of the Fourth LMA shall be modified to read as follows:
"Notwithstanding the provisions of Paragraph 10.1 of the Lease but subject to the following provisions, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area and to park within the three hundred thirty nine (339) parking stalls located within the area identified as "Nautilus Parking Area" on Exhibit D-1 attached hereto and hereby made a part of the Lease. Tenant will be entitled to three hundred thirty nine (339) Nautilus parking permits for parking only within the Nautilus Parking Area. Tenant acknowledges and agrees that it is hereby prohibited from parking in other parking areas in the "Outside Area" and will enforce such restriction against its employees, agents, contractors and invitees as well as other parking restrictions pursuant to rules and regulations established by Landlord. Such rules and regulations will provide for a Building parking permit program containing provisions, without limitation, substantially similar to the following:
1.    Parking within the Outside Area (including guest parking) during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday shall be by permit only ("Permit Hours").

2.    The Outside Area shall be posted with signage clearly stating that those parking within the Outside Area during Permit Hours without displaying a valid parking permit will be towed. Visitors to the Building during Permit Hours will be required to obtain a Visitor parking permit from Building security and will be allowed to parking in designated Visitor stalls only. Any vehicle parked within the Outside Area during Permit Hours and not displaying the proper parking permit shall be subject to tow.

3.    Holders of parking permits for other portions of the Outside Area will park only within designated areas. Any vehicle displaying a parking permit but parking outside of its designated area shall be subject to tow.

4.    Nautilus, Inc. ("Nautilus") employees who are holders of Nautilus parking permits will park only within the Nautilus Parking Area during Permit Hours Any vehicle displaying a Nautilus parking permit but parking outside of the Nautilus Parking Area during Permit Hours shall be subject to tow."

2.Parking as of January 1, 2012. Effective as of January 1, 2012, and subject to Paragraph 2.3 below, Section 2 of the Fourth LMA shall be modified to read as follows:
"Notwithstanding the provisions of Paragraph 10.1 of the Lease but subject to the following provisions, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area and to park within the two hundred ninety nine (299) parking stalls located within the area identified as "Nautilus Parking Area" on Exhibit D-2 attached hereto and hereby made a part of the Lease. Tenant will be entitled to two hundred ninety nine (299) Nautilus parking permits for parking only within the Nautilus Parking Area. Tenant acknowledges and agrees that it is hereby prohibited from parking in other parking areas in the "Outside Area" and will enforce such restriction against its employees, agents, contractors and invitees as well as other parking restrictions pursuant to rules and regulations established by Landlord. Such rules and regulations will provide for a Building parking permit program containing provisions, without limitation, substantially similar to the following:
1.    Parking within the Outside Area (including guest parking) during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday shall be by permit only ("Permit Hours").

2.    The Outside Area shall be posted with signage clearly stating that those parking within the Outside Area during Permit Hours without displaying a valid parking permit will be towed. Visitors to the Building during Permit Hours will be required to obtain a Visitor parking permit from Building security and will be allowed to parking in designated Visitor stalls only. Any vehicle parked within the Outside Area during Permit Hours and not displaying the proper parking permit shall be subject to tow.

3.    Holders of parking permits for other portions of the Outside Area will park only within designated areas. Any vehicle displaying a parking permit but parking outside of its designated area shall be subject to tow.

4.    Nautilus, Inc. ("Nautilus") employees who are holders of Nautilus parking permits will park only within the Nautilus Parking Area during Permit Hours. Any vehicle displaying a Nautilus parking permit but parking outside of the Nautilus Parking Area during Permit Hours shall be subject to tow."

3.Parking. Effective as of the Remaining Level 3 Premises Surrender Date (defined in Paragraph 5.1), Section 2 of the Fourth LMA shall be modified to read as follows:
"Notwithstanding the provisions of Paragraph 10.1 of the Lease but subject to the following provisions, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area and to park within the fifteen (15) parking stalls located within the area identified as "Nautilus Parking Area" on Exhibit D-3 attached hereto and hereby made a part of the Lease. Tenant will be entitled to fifteen (15) Nautilus parking permits for parking only within the Nautilus Parking Area. Tenant acknowledges and agrees that it is hereby prohibited from parking in other parking areas in the "Outside Area" and will enforce such restriction against its employees, agents, contractors and invitees as well as other parking restrictions pursuant to rules and regulations established by Landlord. Such rules and regulations will provide for a Building parking permit program containing provisions, without limitation, substantially similar to the following:
1.    Parking within the Outside Area (including guest parking) during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday shall be by permit only ("Permit Hours").

2.    The Outside Area shall be posted with signage clearly stating that those parking within the Outside Area during Permit Hours without displaying a valid parking permit will be towed. Visitors to the Building during Permit Hours will be required to obtain a Visitor parking permit from Building security and will be allowed to parking in designated Visitor stalls only. Any vehicle parked within the Outside Area during Permit Hours and not displaying the proper parking permit shall be subject to tow.

3.    Holders of parking permits for other portions of the Outside Area will park only within designated areas. Any vehicle displaying a parking permit but parking outside of its designated area shall be subject to tow.

4.    Nautilus, Inc. ("Nautilus") employees who are holders of Nautilus parking permits will park only within the Nautilus Parking Area during Permit Hours. Any vehicle displaying a Nautilus parking permit but parking outside of the Nautilus Parking Area during Permit Hours shall be subject to tow."

3.	Relinquishment of Second Relinquished Space.
1.Relinquishment of Second Relinquished Space. On or before September 1, 2011 Tenant shall (a) surrender the Second Relinquished Space in broom clean "AS IS" condition and the condition required by Section 18.2 of Lease (collectively, the "Required Condition") and (b) terminate all contracts and agreements to which Tenant is a party that concern the maintenance, repairs, or services provided to any portion of the Second Relinquished Space. The actual date upon which Tenant timely surrenders the Second Relinquished Space to Landlord in the Required Condition, shall be referred to in this Agreement as the "Second Relinquished Space Surrender Date". Effective as of the Second Relinquished Space Surrender Date, the Premises under the Lease shall consist of the Remaining Level 3 Premises and the Remaining Level 1 Premises.
2.Demise of Second Relinquished Space and Improvements to Remaining Level 3 Premises. The surrender of the Second Relinquished Space shall require the move of Tenant's reception area, executive area, retail showroom, legal, finance, and human resources departments to the Remaining Level 3 Premises. By no later than the Second Relinquished Space Surrender Date, Landlord, at its sole cost and expense, in a good and workmanlike manner and in compliance with all applicable laws, shall construct a demising wall to demise the Second Relinquished Space as depicted on Exhibit C attached hereto (the "Second Relinquished Space Demise") and shall perform any other minor, mutually agreed upon improvements (e.g. office door relocation, reception area) in the Remaining Level 3 Premises to accommodate Tenant's consolidation (the "Remaining Level 3 Premises Improvements").
3.Waiver of Interference Claims - Remaining Level 3 Premises Improvements Within Premises. Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the timing and performance of the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements such that Landlord is able to perform the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements economically and efficiently without unreasonable disruption to Tenant's continuing operations in the Premises. However, Tenant understands that Landlord shall be performing the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements during business hours and that the Second Relinquished Space Demise and the Remaining Level 3 Premises

Improvements must be performed in and near the Remaining Level 3 Premises. Accordingly, notwithstanding any provision to the contrary contained in the Lease and provided that Landlord does not unreasonably interfere with Tenant's use of the Premises for the Permitted Use, Landlord and Landlord's contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements and such performance and completion of the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements shall in no way constitute constructive eviction of Tenant from any portion of the Premises nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under the Lease as a result thereof. Tenant's reasonable cooperation with Landlord shall include, without limitation, removing from the interior walls of the Premises all pictures, artwork, and other items not intended to receive paint and moving any and all furniture, equipment and other property away from the portion(s) of the Premises where the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements are being performed prior to Landlord commencing the relevant portion of the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements.
4.Failure to Vacate; No Holdover Option. Provided that Landlord has substantially completed the Second Relinquished Space Demise and the Remaining Level 3 Premises Improvements such that Tenant can operate in the Remaining Level 3 Premises, in the event that Tenant fails to vacate the Second Relinquished Space on or before September 1, 2011 and holds over in the Second Relinquished Space without Landlord's prior consent, the provisions of Paragraphs 18.3 and 18.4 of the Lease shall apply in the same manner as with respect to the Premises.  In addition, it is understood that Landlord will not consent to Tenant's holdover in the Second Relinquished Space and Tenant shall have no right to holdover in the Second Relinquished Space beyond September 1, 2011.
5.Release from Obligations. Provided that Tenant surrenders the Second Relinquished Premises in the Required Condition, then Tenant shall be released from all obligations under the Lease with respect to the Second Relinquished Premises, except those which (a) arose prior to the Second Relinquished Space Surrender Date and (b) by their express terms survive the expiration of the Lease.
6.Moving Costs from the Second Relinquished Space into the Remaining Level 3 Premises. Tenant shall contract with all necessary movers and contractors to accommodate Tenant's move from the Second Relinquished Space into the Remaining Level 3 Premises, including the reconfiguration and rewiring of Tenant's existing systems furniture, equipment, low voltage wiring and computer systems. Landlord shall reimburse Nautilus for all reasonable and actual out-of-pocket costs associated with the move from the Second Relinquished Space into the Remaining Level 3 Premises, including all applicable sales taxes, within ten (10) days after Tenant has submitted paid invoices to Landlord.
7.Tenant's Proportionate Share. Effective as of the Second Relinquished Space Surrender Date, Paragraph 1.12 of the Lease, as previously modified, shall be further modified to provide that Tenant's proportionate share for Taxes and Tenant's proportionate share for Operating Expenses shall be 18.40%.
8.Signage. Effective as of September 1, 2011, Paragraph 6.4 of the Original Lease, as modified by Section 3 of the First LMA, shall be further modified to reflect that Landlord shall have the right at Landlord's cost and expense to relocate Tenant's current signage on the south elevation of the Building exterior to another location on the south elevation of the Building exterior.

4.	Relocation Premises.
1.Agreement to Relocate. Subject to the terms and conditions of this Agreement, Tenant agrees that it will relocate to the Relocation Premises on the terms and conditions of the New Lease.
2.Reimbursement for Moving Costs from the Remaining Level 3 Premises to the Relocation Premises. Tenant shall contract with all necessary movers and contractors to accommodate Tenant's move from the Remaining Level 3 Premises to the Relocation Premises, including the installation and wiring of Tenant's systems furniture, equipment, low-voltage and computer systems. Landlord shall reimburse Tenant for all reasonable and actual out-of-pocket costs associated with the move from the Remaining Level 3 Premises to the Relocation Premises, including all applicable sales taxes (the "Moving Costs"), within ten

(10) days after Tenant has submitted paid invoices to Landlord. A preliminary budget for the Moving Costs is attached hereto as Exhibit E (the "Preliminary Moving Budget"). Landlord shall not be responsible for Moving Costs that exceed the Preliminary Moving Budget by more than thirty percent (30%).
3.Deferred Delivery of Relocation Premises; Reduced Base Rent; Termination Rights.
1.Deferred Delivery of Relocation Premises. Delivery of the Relocation Premises to Tenant is anticipated to occur by September 1, 2012. Pursuant to the terms of the New Lease, should Landlord be unable to deliver possession of the Premises with Landlord's Work Substantially Complete (as defined in the New Lease) by October 1, 2012, Tenant may elect to defer delivery of the Relocation Premises until March 1, 2013, by providing written notice of such deferral by no later than October 5, 2012 ("Tenant's Deferral Notice").
(i)Possession of Relocation Premises. If Tenant provides Tenant's Deferral Notice, then the commencement date of the New Lease (as more particularly defined in the New Lease, but referred to in this Agreement as the "New Lease Commencement Date") shall be deferred and, subject to Paragraphs 3.3.2 and 3.3.3 below, Tenant shall take possession of the Relocation Premises on March 1, 2013.
(ii)Reduced Base Rent. If Tenant elects to defer delivery of the Relocation Premises until March 1, 2013, then Base Rent for the Remaining Level 3 Premises will be reduced to $10.00 per square foot annually for the period commencing October 1, 2012 and continuing to the New Lease Commencement Date.
2.Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease pursuant to the terms of Paragraph 3.1.2 of the New Lease. In such event, then Tenant will vacate the Remaining Level 1 Premises and the Remaining Level 3 Premises in the Required Condition within one hundred eighty (180) days of the Delivery Deadline (as defined in the New Lease).
3.Landlord's Right to Terminate. Landlord shall have the right to terminate this Lease pursuant to the terms of Paragraph 3.1.3 of the New Lease. In such event, Tenant will vacate the Remaining Level 1 Premises and the Remaining Level 3 Premises in the Required Condition within one hundred eighty (180) days after the date of Landlord's Termination Notice (as defined in the New Lease).
4.Termination Payment. Within ten (10) days after the Remaining Level 1 Premises and the Remaining Level 3 Premises are surrendered in the Required Condition pursuant to either Paragraph 4.3.2 or 4.3.3 of this Agreement and in accordance with Paragraphs 3.1.2 and 3.1.3 of the New Lease, Landlord shall pay liquidated damages in the amount of One Million and 00/100 Dollars ($1,000,000.00) to Tenant. The parties agree that this amount represents fair and reasonable liquidated damages and will be Tenant's sole and exclusive remedy for Landlord's failure to deliver the Relocation Premises.

______________	______________
Landlord's initials	Tenant's initials

5.Failure to Vacate. In the event Tenant fails to vacate the Remaining Level 1 Premises and the Remaining Level 3 Premises as set forth in this Paragraph 4.3, the provisions of Paragraphs 18.3 and 18.4 of the Original Lease shall apply.
6.Other Delivery. In the event (a) Landlord is unable to deliver possession of the Relocation Premises by October 1, 2012 and Tenant does not provide Tenant's Deferral Notice or (b) Landlord does not deliver the Relocation Premises by March 1, 2013 and neither Landlord nor Tenant exercises its right to terminate pursuant to pursuant to either Paragraph 4.3.2 or 4.3.3 of this Agreement and in accordance with Paragraphs 3.1.2 and 3.1.3 of the New Lease, then (a) Tenant shall take possession of the Relocation Premises when Landlord notifies Tenant that the Relocation Premises are ready for delivery to Tenant as set forth in this Lease, (b) the New Lease Commencement Date shall be deferred as set forth in the New Lease, and (c) Tenant shall vacate the Remaining Level 3 Premises as more particularly set forth below in this Agreement.

5.	Relinquishment of Remaining Level 3 Premises.

1.Relinquishment of Remaining Level 3 Premises. On the Anticipated Move Date (defined below) Tenant shall (a) ensure that Tenant is not in default under the Lease beyond applicable notice and cure periods (if any), (b) surrender the Remaining Level 3 Premises to Landlord in the Required Condition and (c) terminate all contracts and agreements to which Tenant is a party that concern the maintenance, repairs, or services provided to any portion of the Remaining Level 3 Premises. The "Anticipated Move Date" shall be the date which is simultaneous with the New Lease Commencement Date. The actual date upon which Tenant timely surrenders the Remaining Level 3 Premises to Landlord in the Required Condition shall be referred to in this Agreement as the "Remaining Level 3 Premises Surrender Date". Effective as of the Remaining Level 3 Premises Surrender Date and throughout the remainder of the Lease Term, the Premises under the Lease shall consist of the Remaining Level 1 Premises, subject to Section 8 below.
2.Failure to Vacate; No Holdover Option. In the event that Tenant fails to vacate the Remaining Level 3 Premises on or before the Anticipated Move Date and holds over in the Remaining Level 3 Premises without Landlord's prior consent, the provisions of Paragraphs 18.3 and 18.4 of the Lease shall apply in the same manner as with respect to the Premises.  In addition, it is understood that Landlord will not consent to Tenant's holdover in the Remaining Level 3 Premises and Tenant shall have no right to holdover in the Remaining Level 3 Premises beyond the Anticipated Moved Date.
3.Release from Obligations. Provided that Tenant surrenders the Remaining Level 3 Premises pursuant to the terms of this Agreement and the Lease, then Tenant shall be released from all obligations under the Lease with respect to the Remaining Level 3 Premises, except those which (a) arose prior to the Remaining Level 3 Premises Surrender Date and (b) by their express terms survive the expiration of the Lease.
4.Tenant's Proportionate Share. Effective as of the Remaining Level 3 Premises Surrender Date, Paragraph 1.12 of the Lease, as previously modified, shall be further modified to provide that Tenant's proportionate share for Taxes and Tenant's proportionate share for Operating Expenses shall be 7.09%.
5.Signage. Effective as of the Remaining Level 3 Premises Surrender Date, Paragraph 6.4 of the Original Lease, as modified by Section 3 of the First LMA and Paragraph 3.8 of this Agreement, shall be further modified to reflect that Tenant will no longer have any signage rights on the Building or any signage in the Outside Area except such directional signage as may be required for deliveries.

6.	Base Rent.
Provided that Tenant (a) surrenders the Second Relinquished Space and the Remaining Level 3 Premises pursuant to the terms and conditions required by this Agreement, then Paragraph 1.10 of the Lease, as previously modified, shall be further modified to provide that monthly Base Rent commencing on August 1, 2011 and continuing through the Expiration Date of the Lease shall be according to the following schedule, subject to the terms of Paragraph 4.3.1(ii) of this Agreement:

	Monthly Base Rent
Period of Time	Remaining Level 3 Premises	Remaining Level 1 Premises	Total
August 1, 2011 through and including the day prior to the Anticipated Move Date:	$46,555.00	$16,216.42	$62,771.42
Anticipated Move Date through and including the Expiration Date of the Lease:	N/A	$16,216.42	$16,216.42

7.	Option to Renew.
1.Base Rent and Length of Renewal Term. If Tenant exercises its five (5) year option to renew the term of the Lease pursuant to Paragraph 26.1 of the Original Lease, then the Base Rent for the Remaining Level 1 Premises will be $18,299.75 per month during the Renewal Term, and the length of the Renewal

Term will be reduced and adjusted so the Expiration Date of the Lease is the same as the expiration date of the New Lease.
2.Relinquishment of Additional Space. Section 5 of the Third LMA is hereby deleted in its entirety and is of no further force or effect.

8.	Data Center.
1.Landlord's Right to Terminate. At any time prior to January 1, 2014, but in no event prior to July 1, 2013, Landlord may give ninety (90) days prior written notice ("Landlord's Recapture Notice") to Tenant of Landlord's election to terminate the Lease with respect to the approximately 3,028 usable square feet of the Premises located as shown on Exhibit B-3 attached hereto (the "Data Center").
2.Tenant's Right to Terminate. At any time prior to January 1, 2014, Tenant may give written notice ("Tenant's Recapture Notice") to Landlord of Tenant's election to terminate the Lease with respect to the Data Center.
3.General. If Landlord or Tenant elects to terminate the Lease with respect to the Data Center, then Landlord and Tenant shall cooperate to execute a lease modification agreement which reflects that the Base Rent under the Lease shall be reduced by $2,271 per month (3,028 usable square feet at $9.00 per square foot annually = $27,252 annual Base Rent/$2,271 monthly Base Rent) and an equitable adjustment for other provisions of the Lease affected by the recapture or relinquishment of the Data Center. On the date specified in the Tenant's Recapture Notice or ninety (90) days after the date of Landlord's Recapture Notice (respectively, "Data Center Surrender Date"), Tenant shall (a) surrender the Data Center to Landlord in the Required Condition and (b) terminate all contracts and agreements to which Tenant is a party that concern the maintenance, repairs, or services provided to any portion of the Data Center. Provided that Tenant surrenders the Data Center pursuant to the terms of this Agreement and the Lease, then Tenant shall be released from all obligations under the Lease with respect to the Data Center, except those which (a) arose prior to the Data Center Surrender Date and (b) by their express terms survive the expiration of the Lease.

9.	Security Deposit.
Pursuant to Paragraph 1.11 and Section 5 of the Original Lease, Landlord currently holds a Security Deposit in the amount of One Hundred Twelve Thousand Eight Hundred Fifty-Five and 58/100 Dollars ($112,855.58). As of the Remaining Level 3 Premises Surrender Date, the Security Deposit described in Paragraph 1.11 and Section 5 of the Original Lease shall be decreased to Eighteen Thousand Two Hundred Ninety Nine and 75/100 Dollars ($18,299.75). Thereafter, Eighty Two Thousand Five Hundred and 00/100 Dollars ($82,500.00) shall be transferred to the New Lease to be held by Landlord as the security deposit required to be made by Tenant under the New Lease and the remaining balance of Twelve Thousand Fifty Five and 83/100 Dollars ($12,055.83) shall be refunded to Tenant.

10.	Use of Generator.
Effective as of the Data Center Surrender Date, Section 6.9 of the Original Lease shall be deleted in its entirety and of no further force or effect.

11.	Use of Conference Center.
Effective as of September 1, 2011, Section 8.1 of the First LMA shall be deleted and replaced with the following:
"8.1    General. Subject to the provisions of this Section 8, during the Lease Term and so long as (i) Tenant is not in default under this Lease, (ii) this Lease is in full force and effect and (iii) Tenant is open and operating in the entire Premises, Tenant shall have the non‑exclusive right to use the large conference room located in the Basement (the "Conference Room") without additional charge from Landlord except as set forth in this Section 8. Tenant shall have the use of the Conference Room up to four (4) days per calendar year. Any use by Tenant of the Conference Room must be scheduled with Landlord in advance and is subject to any previously scheduled use of the Conference Room. Tenant shall pay any and all costs for any setup or takedown of equipment or other facilities plus cleaning and janitorial fees and costs incurred by Landlord in connection with Tenant's use of the Conference Room. Except for permitting Tenant to use the Conference Room and the facilities then currently located therein, Landlord shall have no other obligation whatsoever under this Section 8.1."

12.	Use of Fitness Facility.
Effective as of the Anticipated Move Date, the first sentence of Section 6.1 of the First LMA shall be deleted and replaced with the following:
"Subject to the provisions of this Section 6, Tenant's then current employees who work in the Building (singularly, a "Facility User" and collectively, "Facility Users") shall be allowed to use the Building fitness facility located in the Basement (the "Fitness Facility") on a non-exclusive basis without additional charge from Landlord except as set forth in this Section 6."

13.	Right of First Opportunity to Lease Space for Fitness Center.
Section 7 of First LMA is hereby deleted in its entirety and is of no further force or effect.

14.	Landlord Termination Right.
Section 25 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

15.	Landlord Right to Relocate Tenant.
Section 26 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

16.	Cross Default to New Lease.
Commencing on the Effective Date of the New Lease (as such Effective Date is defined in the New Lease) and continuing up to and including the Remaining Level 3 Surrender Date, Paragraph 16.1 of the Original Lease shall be modified to add the following as Paragraph 16.1.5:
"16.1.5 Failure of Tenant to comply with any of the terms of Paragraphs 2.1.2 (Construction Documents) or 2.9 (Dispute Resolution) of the New Lease."

17.	Memorandum of Lease.
Promptly upon Landlord's request, Tenant hereby agrees to cooperate with Landlord to execute any reasonable documents necessary to terminate any recorded Memorandum of Lease related to the Lease or any prior lease between Landlord and Tenant for any portion of the Building.

18.	Real Estate Brokers; Finders.
Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Agreement in any manner. Each party shall indemnify, defend, protect and hold the other party harmless for, from, against and regarding all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys' fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has or purportedly has dealt. Each party's respective obligations pursuant to the foregoing indemnity shall survive the expiration or sooner termination of the Lease. If Cresa Partners asserts any claims against Landlord with respect to this Agreement, Landlord will not make a claim against Tenant.

19.	No Recordation.
Neither this Agreement, nor any short form or memorandum hereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

20.	Time of the Essence.
Time is of the essence of the performance of each of Tenant's obligations under this Agreement.

21.	Successors and Assigns.
Subject to the limitations on transfer of Tenant's interest set forth in the Lease, this Agreement shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

22.	Construction and Interpretation.
All provisions of this Agreement have been negotiated by Landlord and Tenant at arm's length and neither party shall be deemed the author of this Agreement. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

23.	Nonwaiver.
Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

24.	Amendments.
The Lease and this Agreement may be amended or modified only by a written agreement executed by all parties hereto or their respective successors in interest, and the Lease and this Agreement may not be modified by an oral agreement whether or not supported by new consideration.

25.	Integration.
All parties hereto intend this Agreement to be an integrated agreement and to be a final, complete and exclusive statement of their amendment to the Lease. Accordingly, each party hereto represents and warrants that this Agreement contains all of the agreements of the parties hereto with respect to any matter covered or mentioned herein, and that no agreement or understanding pertaining to any such matter shall be effective for any purpose, unless expressly referred to by reference herein.

26.	Enforceability.
If any provision of this Agreement is invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating or otherwise affecting the remainder of this Agreement.

27.	Warranty of Authority.
Tenant warrants to Landlord that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Agreement, and that each and every person signing on behalf of Tenant is authorized to do so. Landlord warrants to Tenant that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Agreement, and that the person signing on behalf of Landlord is authorized to do so.

28.	Ratification.
Except as otherwise modified by this Agreement, the Lease is hereby ratified and affirmed and remains in full force and effect.

29.	Exhibits.
The following exhibits are attached hereto and incorporated herein by this reference:
Exhibit A:    Relocation Premises

Exhibit B-1:     the 1,157 usable square foot space on Level 2 of the Building
Exhibit B-2:    the 24,625 usable square foot space on Level 3 of the Building
Exhibit B-3:    Remaining Level 1 Premises and Data Center
Exhibit B-4:    Remaining Level 3 Premises
Exhibit C:    Second Relinquished Space Demise
Exhibit D-1:    Nautilus Parking Area (339 stalls)
Exhibit D-2:    Nautilus Parking Area (299 stalls)
Exhibit D-3:    Nautilus Parking Area (15 stalls)
Exhibit E:    Preliminary Moving Budget

[signatures on following page]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set opposite their signatures below, but this Agreement on behalf of such party shall be deemed to have been dated as of the Effective Date.
LANDLORD:
COLUMBIA TECH CENTER, L.L.C.,
a Washington limited liability company

By:        Pacific Realty Associates, L.P.,
a Delaware limited partnership,
its member

By:        PacTrust Realty, Inc.,
a Delaware corporation
its general partner

Date: July 25, 2011    By:    /s/ Andrew R. Jones
Andrew R. Jones, Vice President
TENANT:
NAUTILUS, INC.,
a Washington corporation
Date: July 25, 2011    By: /s/ William B. McMahon
Printed Name: William B. McMahon
Its: SVP, Consumer

[acknowledgements on following page]

(Acknowledgment by Columbia Tech Center, L.L.C.)

STATE OF OREGON    )
) ss.
County of Washington    )
On this _____ day of July__, 2011, before me, the undersigned Notary Public in and for said State, personally appeared Andrew R. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of PacTrust Realty, Inc., the general partner of Pacific Realty Associates, L.P. (the "Partnership"), said Partnership being a member of Columbia Tech Center, L.L.C., and that he executed the within instrument and acknowledged to me that such corporation executed the within instrument as the general partner of the Partnership pursuant to its Bylaws or a resolution of its board of directors.
WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires:
(Acknowledgment by Nautilus, Inc.)

STATE OF    )
) ss.
County of     )
On this _____ day of July___, 2011, before me, personally appeared _____________________ and ____________________ to me known to be the __________________ and _________________ of Nautilus, Inc., a Washington corporation, the company that executed the foregoing instrument, and acknowledged the said instrument to be free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed is the corporate seal of said company.
WITNESS my hand and official seal.

Notary Public in and for said County and State

My Commission Expires: